Exhibit 10.1
DemandTec, Inc. 2007 Equity Incentive Plan
Notice of Stock Option Grant
For Non-U.S. Optionees
You have been granted the following option to purchase shares of the Common Stock of DemandTec, Inc. (the “Company”):

Name of Optionee:

Total Number of Shares:

Type of option:	Nonstatutory Stock Option

Exercise Price per Share:	$

Date of Grant:

Vesting Commencement Date:

Vesting Schedule:	[This option becomes exercisable with respect to the first 12.5% of the shares subject to this option when you complete six months of continuous “Service” (as defined in the Plan) from the Vesting Commencement Date. Thereafter, this option becomes exercisable with respect to an additional 2.0833% of the shares subject to this option when you complete each month of Service.]

Expiration Date:	. This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.
You and the Company agree that this option is granted under and governed by the terms and conditions of the 2007 Equity Incentive Plan (the “Plan”), and the Stock Option Agreement for Non-U.S. Optionees, including any special terms and conditions for your country set forth in the appendix attached thereto, both of which are attached to and made a part of this document.
You further agree that the Company may deliver by email all documents relating to the Plan or this option (including, without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.
You further agree to comply with the Company’s Insider Trading Policy when selling shares of the Company’s Common Stock.

Optionee:	DemandTec, Inc.

By:

	Title:	General Counsel

Date:	Date:

DemandTec, Inc. 2007 Equity Incentive Plan
Stock option Agreement
For Non-U.S. Optionees

U.S. Tax Treatment	This option is intended to be a nonstatutory stock option, as provided in the Notice of Stock Option Grant.

Vesting	This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. However, this option will cease to vest and will in no event become exercisable for additional shares after your Service has terminated for any reason, as further described in the Nature of Grant section below.

Term	This option expires in any event at the close of business at Company headquarters on the day before the 7th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular Termination	If your Service terminates for any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your Service terminates for this purpose, as further described in the Nature of Grant section below.

Death	If you die before your Service terminates, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

Disability	If your Service terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year. The Company shall have the exclusive discretion to determine if you have terminated Service due to “total and permanent disability” for purposes of this option.

Leaves of Absence and Part-Time Work	For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company or one of its Subsidiaries or Affiliates in writing and/or if continued crediting of Service is required by the terms of the leave or by applicable law. But, your Service terminates when the approved leave ends, unless you immediately return to active Service.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis and if permissible under local law, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company or a Subsidiary or Affiliate pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option or will refuse to issue shares if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise	When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered. The notice will be effective when the Company receives it.

However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one or, if permitted by the Company, a combination of the following forms (unless provided otherwise in the Appendix):
•	By delivering to the Company your personal check, a cashier’s check or a money order.

•	If permitted by the Company, by giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any applicable Tax-Related Items (as defined below). The balance of the sale proceeds, if any, will be delivered to you. The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

Responsibility for Taxes	Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option, including, but not limited to, the grant, vesting or exercise of the option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of shares acquired at exercise of the option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or (iii) withholding in shares to be issued at exercise of the option.

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, you are deemed to have been issued the full number of shares subject to the exercised options, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

Restrictions on Resale	You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of option	Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. The option may, however, be transferred upon your death to your heirs in accordance with the applicable laws of descent and distribution.

Nature of Grant	In accepting the option, you acknowledge, understand and agree that:
•	the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

•	the grant of the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

•	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

•	your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your Service relationship (if any) at any time;

•	you are voluntarily participating in the Plan;

•	the option and any shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of your Service contract, if any;

•	the option and any shares acquired under the Plan are not intended to replace any pension rights or compensation;

•	the option and any shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or Affiliate;

•	the option grant and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Subsidiary or Affiliate;

•	the future value of the shares underlying the option is unknown and cannot be predicted with certainty;

•	if the underlying shares do not increase in value, the option will have no value;

•	if you exercise the option and acquire shares, the value of such shares may increase or decrease in value, even below the option exercise price;

•	no claim or entitlement to compensation or damages shall arise from forfeiture of the option resulting from termination of your Service by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or the Employer, waive your ability, if any, to bring any such claim, and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

•	in the event of termination of your Service (whether or not in breach of local labor laws) your right to vest in the option under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of your Service (whether or not in breach of local labor laws), your right to exercise the option after termination of Service, if any, will be measured by the date of termination of your active Service and will not be extended by any notice period mandated under local law; the Company shall have the exclusive discretion to determine when you are no longer actively providing Services for purposes of your option grant.

No Advice Regarding Grant	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Data Privacy	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other option grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to the Company’s designated Plan broker or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, the designated Plan broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments will be made for dividends or other rights if the applicable record date occurs before you exercise this option.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Applicable Law and Venue	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Electronic Delivery	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Language	If you have received this Agreement, or any other document related to the option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Severability	The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. This Agreement (including the Appendix) and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

Appendix	Notwithstanding any provision in this Agreement, the option grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan, on the option and on any shares purchased upon exercise of the option, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
By signing the Notice of Stock Option Grant, you agree to all of the terms and conditions described in the Agreement and in the Plan.

Appendix to the
DemandTec, Inc. 2007 Equity Incentive Plan
Stock Option Agreement
For Non-U.S. Optionees
This Appendix to the Stock Option Agreement for Non-U.S. Optionees (the “Agreement”) includes additional terms and conditions that govern the grant of the option in your country. Capitalized terms not explicitly defined in this Appendix have the definitions ascribed to them in the DemandTec, Inc. 2007 Equity Incentive Plan (the “Plan”) and/or the Agreement, as applicable.
This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2010. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at vesting of the option, the exercise of the option or the subsequent sale of shares or the receipt of any dividends.
In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which the you are currently working, transfer employment to another country after the option is granted, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you.
INDIA
Terms and Conditions
Payment of Exercise Price. The following provision supplements the Form of Payment section of the Agreement:
Due to regulatory requirements, you understand that you may not pay the exercise price by a “sell-to-cover” exercise (i.e., where enough shares subject to the exercised option will be sold immediately upon exercise and the proceeds from the sale will be remitted to the Company to cover the exercise price for the purchased shares and any Tax-Related Items). The Company reserves the right to permit this method of payment depending upon the development of local law.

Notifications
Exchange Control Information. You understand and acknowledge that you must repatriate any proceeds from the sale of shares acquired under the Plan to India and convert the proceeds into local currency within 90 days of receipt. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.